Exhibit 99.1

Contact:

Monica Vinay, Vice President, Investor

Relations & Treasurer (330) 761-6212

Myers Industries Acquires Elkhart Plastics, Inc.

Combination of Elkhart and Ameri-Kart businesses creates

the fifth largest rotational molder in the United States

November 10, 2020, Akron, Ohio - Myers Industries, Inc. (NYSE: MYE) today announced that it has acquired the assets of Elkhart Plastics, Inc., one of the largest rotational molding companies in the United States. The acquisition is the latest action in Myers’ recently announced long-term strategic plan to transform the Company into a high-growth, customer-centric innovator of value-added engineered plastic solutions.

Founded in 1988, Elkhart manufactures engineered products for the recreational vehicle, marine, agriculture, construction, truck, and other industries. Elkhart has established itself as an innovator, market leader, and best-in-class solutions provider to customers across the United States. The combination of Elkhart with Myers’ Ameri-Kart business will create the fifth-largest rotational molding business in the United States. The combined business will provide customers with access to a more complete portfolio of diverse products supported by increased supply-chain efficiencies.

“We are excited to welcome Elkhart, its president, Mr. Jack Welter, and the entire Elkhart team to the Myers family,” said Mike McGaugh, President and CEO of Myers Industries. “Elkhart has a stellar reputation of providing superior service and quality products to its customers, and we look forward to adding it to Myers’ already strong portfolio of brands.”

McGaugh continued, “We recently launched our new, long-term strategic plan which, in the near term, is focused on strengthening the Company through organic growth initiatives, commercial and operational excellence, pursuing bolt-on acquisitions in plastics molding, and driving a high-performing culture. As a bolt-on acquisition within our existing technology space, Elkhart fits perfectly into this plan and helps us take a meaningful step toward our long-term vision.”

Elkhart will operate as a new strategic business unit within Myers’ Material Handling Segment. Headquartered in South Bend, Indiana, Elkhart has six U.S. manufacturing facilities and employs approximately 460 people. In 2019, Elkhart’s revenues were approximately $100 million, and its adjusted EBITDA margin was approximately 9%, based on its unaudited, reviewed financial statements. The acquisition is expected to be immediately accretive to earnings, and Myers financed the transaction with cash on hand.

The transaction is also expected to generate annual cost synergies of approximately $4 million to $6 million per year, most of which are projected to be achieved in the first two years. These cost synergies will stem primarily from operational excellence initiatives and supply chain optimization. In addition, the Company expects to realize growth synergies due to the broader geographic footprint created by the combined businesses.

“We are proud of Elkhart’s long history as a leader in the roto-molding industry, and we look forward to the new opportunities the combination with Myers will bring for our customers, employees and all of our stakeholders,” said Jack Welter, president and CEO of Elkhart Plastics. “We are a good cultural fit with Myers, and we expect a smooth and successful integration of our organizations.”

About Elkhart Plastics

Elkhart Plastics, Inc. is a 32-year-old company that creates rotationally molded products in an almost endless variety of shapes, lengths, and thicknesses. The company provides custom designs for clients in industries including recreational vehicles, marine, agriculture, commercial construction equipment, heavy truck equipment, material handling, and more.

In addition to KONG Coolers, Elkhart also manufactures TUFF Stack™ and TUFF Cube™ Intermediate Bulk Containers and Connect-A-Dock products.

About Myers Industries

Myers Industries, Inc. is an international manufacturer of polymer products for industrial, agricultural, automotive, commercial and consumer markets. The Company is also the largest distributor of tools, equipment and supplies for the tire, wheel and under- vehicle service industry in the United States. Visit www.myersindustries.com to learn more.

Caution on Forward-Looking Statements

Statements in this release include “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statement that is not of historical fact may be deemed “forward-looking”. Words such as “will”, “expect”, “believe”, “project”, “plan”, “anticipate”, “intend”, “objective”, “outlook”, “target”, “goal”, “view” and similar expressions identify forward-looking statements. These statements are based on management’s current views and assumptions of future events and financial performance and involve a number of risks and uncertainties, many outside of the Company’s control that could cause actual results to materially differ from those expressed or implied. Risks and uncertainties include: impacts from the COVID-19 pandemic on our business, conditions, customers and capital position; the impact of COVID-19 on local, national and global economic conditions; the effects of various governmental responses to the COVID-19 pandemic, raw material availability, increases in raw material costs, or other production costs; risks associated with our strategic growth initiatives or the failure to achieve the anticipated benefits of such initiatives; unanticipated downturn in business relationships with customers or their purchases; competitive pressures on sales and pricing; changes in the markets for the Company’s business segments; changes in trends and demands in the markets in which the Company competes; operational problems at our manufacturing facilities, or unexpected failures at those facilities; future economic and financial conditions in the United States and around the world; inability of the Company to meet future capital requirements; claims, litigation and regulatory actions against the Company; changes in laws and regulations affecting the Company; impact of the U.S. elections impacts on the regulatory landscape, capital markets, and responses to and management of the COVID-19 pandemic including further economic stimulus from the federal government; and other important factors detailed previously and from time to time in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 and subsequent Quarterly Reports on Form 10-Q. Such reports are available on the Securities and Exchange Commission’s public reference facilities and its website at www.sec.gov and on the Company’s Investor Relations section of its website at www.myersindustries.com. Myers Industries undertakes no obligation to publicly update or revise any forward-looking statements contained herein. These statements speak only as of the date made.